MERGER AGREEMENT

by and among

China Software Technology Group Co., Ltd.,

AWSG Acquisition Corp.,

and

American Wenshen Steel Group, Inc.

Dated as of June 29, 2007

MERGER AGREEMENT

Merger Agreement (the “Agreement”) dated as of June 29, 2007 by and among China Software Technology Group Co., Ltd., a corporation formed under the laws of the State of Delaware (“CSWT”), AWSG Acquisition Corp., a corporation newly formed under the laws of the State of Delaware and a wholly owned subsidiary of CSWT (the “Merger Sub”), and American Wenshen Steel Group, Inc., a corporation formed under the laws of the State of Delaware (“AWSG”). Each of CSWT, the Merger Sub, and AWSG is referred to herein individually as a “Party” and all are referred to collectively as the “Parties.”

PREAMBLE

WHEREAS, AWSG owns 100% of the registered capital of Chaoyang Liaoyang Speciality Steel Co., Ltd. (“CLSS”), a corporation organized under the laws of The People’s Republic of China;

WHEREAS, CSWT and AWSG have determined that a business combination between them is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, CSWT has proposed to acquire AWSG pursuant to a merger transaction whereby, pursuant to the terms and subject to the conditions of this Agreement, AWSG shall become a wholly owned subsidiary of CSWT through the merger of AWSG with and into the Merger Sub (the “Merger”); and

WHEREAS, in the Merger, all issued and outstanding shares of capital stock of AWSG shall be cancelled and converted into the right to receive 434,377 Series A Convertible Shares of CSWT (the “Merger Shares”) which Shares shall represent 97.58% of the voting power of CSWT after the Merger;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties or the Merger.

“DGCL” means Delaware General Corporation Law.

“Knowledge” means, in the case of CSWT or AWSG, actual awareness by its CEO or CFO of a particular fact or other matter or information that a prudent individual serving in such capacity could be expected to discover or otherwise become aware of in the course of conducting a reasonable review or investigation of the corporation and its business and affairs.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Surviving Entity” shall mean AWSG as the surviving entity in the Merger as provided in Section 1.03.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE I
THE MERGER

SECTION	1.01	STRUCTURE

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as hereinafter defined), all AWSG Shares (as hereinafter defined) shall be cancelled and converted into the right to receive the Merger Shares. In connection therewith, the following terms shall apply:

(a) Exchange Agent. Robert Brantl, Esq., counsel to AWSG, shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging AWSG Shares for the Merger Shares. At or prior to the Closing, CSWT shall deliver to the Exchange Agent the Merger Shares.

(b) Prior to the Closing Date, CSWT shall file with the Secretary of State of Delaware a Certificate of Designations of Series A Convertible Preferred Stock (the “Series A Convertible Shares”) in the form annexed hereto as Schedule 1.01(a).

(c) Conversion of Securities.

(i) Conversion of AWSG Securities. At the Effective Time, by virtue of the Merger and without any action on the part of CSWT, AWSG or the Merger Sub, or the holders of any of their respective securities:

(A) Each of the issued and outstanding shares of common stock of AWSG (the “AWSG Shares”) immediately prior to the Effective Time shall be converted into and represent the right to receive, and shall be exchangeable for, that number of Series A Convertible Shares of CSWT as shall be determined by dividing 434,377 by the number of then issued and outstanding AWSG Shares.

(B) All AWSG Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to Section 1.01(c)(i)(A) upon the surrender of such certificate in accordance with Section 1.07, without interest. No fractional shares may be issued; but each fractional share that would result from the Merger will be rounded to the nearest number of whole shares.

(C) The Merger Shares (I) shall represent 97.58%, on a fully diluted basis, of the voting power of all classes of issued and outstanding stock of CSWT at the Effective Time, after giving effect to the Merger, and (II) shall be convertible into 97.58% of the common stock of CSWT on a fully diluted basis on the Closing Date, subject to the consummation of the spin-off transaction described in the Operating Subsidiary Agreement (as defined in Section 5.01(d) hereof).

(ii) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AWSG, CSWT, the Merger Sub, or the holders of any of their respective securities, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity and the Surviving Entity shall be a wholly owned subsidiary of CSWT.

(d) Exemption from Registration. The Parties intend that the issuance of the Merger Shares to the AWSG Shareholders shall be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

SECTION	1.02	CLOSING.

The closing of the Share Purchase and the Merger (the “Closing”) will take place at the offices of Robert Brantl, Esq., counsel for AWSG, within one (1) business day following the satisfaction or waiver of the conditions precedent set forth in Article V or at such other date as CSWT and AWSG shall agree (the “Closing Date”), but in any event no later than July 31, 2007 unless extended by a written agreement of CSWT and AWSG.

SECTION	1.03	MERGER; EFFECTIVE TIME.

At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and CSWT shall cause Merger Sub to, merge with and into AWSG in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and AWSG shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger, executed in accordance with the applicable provisions of the DGCL (the “Effective Time”). The date on which the Effective Time occurs is referred to as the “Effective Date.” Provided that this Agreement has not been terminated pursuant to Article VI, the Parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

SECTION	1.04	EFFECT OF THE MERGER.

The Merger shall have the effect set forth in Title 8, Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of AWSG and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of AWSG and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

SECTION	1.05	CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

Pursuant to the Merger:

(a) The Certificate of Incorporation and Bylaws of AWSG as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Entity immediately following the Merger.

(b) The directors and officers of the AWSG immediately prior to the Merger shall be the directors and officers of the Surviving Entity subsequent to the Merger.

SECTION	1.06	RESTRICTIONS ON RESALE

(a) The Merger Shares will not be registered under the Securities Act, or the securities laws of any state, and shall not be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) CSWT receives an opinion of counsel for CSWT that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Series A Convertible Preferred Shares which are being issued to the AWSG Shareholders shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR CHINA SOFTWARE TECHNOLOGY GROUP CO., LTD. RECEIVES AN OPINION OF COUNSEL FOR CHINA SOFTWARE TECHNOLOGY GROUP CO., LTD. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION	1.07	EXCHANGE OF CERTIFICATES.

(a) Exchange of Certificates. After the Effective Time, the AWSG Shareholders shall be required to surrender all their AWSG Shares to the Exchange Agent, and the AWSG Shareholders shall be entitled upon such surrender to receive in exchange therefor certificates representing the proportionate number of Merger Shares into which the AWSG Shares theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement. Beginning at the Effective Time and until so surrendered, each outstanding certificate which, prior to the Effective Time, represented AWSG Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Merger Shares for which such AWSG Shares will have been so exchanged. No dividend payable to holders of record of Merger Shares as of any date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, represented AWSG Shares, until such certificate or certificates representing all the relevant AWSG Shares, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

(b) Full Satisfaction of Rights. All Merger Shares for which the AWSG Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the AWSG Shares.

(c) Exchange of Certificates. All certificates representing AWSG Shares converted into the right to receive Merger Shares pursuant to this Article I shall be furnished to CSWT subsequent to delivery thereof to the Exchange Agent pursuant to this Agreement.

(d) Closing of Transfer Books. On the Effective Date, the stock transfer book of AWSG shall be deemed to be closed and no transfer of AWSG Shares shall thereafter be recorded thereon.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CSWT

CSWT and, where applicable, the Merger Sub hereby jointly and severally represent and warrant to AWSG and to the Shareholders of AWSG, as of the date of this Agreement, as of the Closing Date and as of the Effective Time, as follows:

SECTION	2.01	ORGANIZATION, STANDING AND POWER.

CSWT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

SECTION	2.02	SUBSIDIARIES

Except as described specifically in the Annual Report on Form 10-KSB filed by CSWT on April 6, 2007 (the “10-KSB”) and as set forth specifically in this Agreement, CSWT does not have a material ownership interest in any Person.  Merger Sub is a recently formed corporation and prior to the date hereof and through the Effective Date, Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

SECTION	2.03	CAPITALIZATION.

(a) There are 41,000,000 shares of capital stock of CSWT authorized, consisting of 40,000,000 shares of common stock, $0.001 par value per share (the “CSWT Common Shares”) and 1,000,000 shares of preferred stock, $0.001 per share (“CSWT Preferred Shares”). As of the date of this Agreement and as of the Closing Date, there are and will be 21,502,568 CSWT Common Shares issued and outstanding.

(b) No CSWT Common Shares or CSWT Preferred Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the purchase of CSWT Common or Preferred Shares except as provided in this Agreement or in the Operating Subsidiary Agreement.

(c) All outstanding CSWT Common Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law. The Series A Convertible Shares issuable to the AWSG Shareholders pursuant to the Merger will, when issued pursuant to this Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

SECTION	2.04	AUTHORITY FOR AGREEMENT.

The execution, delivery, and performance of this Agreement by each of CSWT and Merger Sub have been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of each of CSWT and the Merger Sub, enforceable against each of them in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by CSWT and Merger Sub will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, CSWT's or Merger Sub’s Certificate of Incorporation, or either of their Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which CSWT is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to CSWT or Merger Sub.

SECTION	2.05	FINANCIAL CONDITION

The financial statements of CSWT and the additional information regarding the financial condition of CSWT contained in the 10-KSB are true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements and information contained in the Annual Report not misleading in any material respect. The financial statements included in the Annual Report were prepared in accordance with generally accepted accounting principles and fairly reflect the financial condition of CSWT as of the dates stated and the results of its operations for the periods presented.

SECTION	2.06	ABSENCE OF CERTAIN CHANGES OR EVENTS.

Since December 31, 2006, except as reported in the 10-KSB and other public reports of CSWT filed with the SEC and except as contemplated by this Agreement:

(a) there has not been any Material Adverse Change in the business, operations, properties, assets, or condition of CSWT;

(b) CSWT has not (i) amended its Certificate of Incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) made any material change in its method of management, operation, or accounting; (iv) entered into any material transaction; or (v) made any material accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(c) CSWT has not (i) borrowed or agreed to borrow any material amount of funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent CSWT balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any material assets, properties, or rights, or canceled, or agreed to cancel, any material debts or claims; or (iv) made or permitted any material amendment or termination of any contract, agreement, or license to which it is a party.

SECTION	2.07	GOVERNMENTAL AND THIRD PARTY CONSENTS

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with CSWT or Merger Sub, is required by or with respect to CSWT or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the DGCL.

SECTION	2.08	LITIGATION

There is no material action, suit, investigation, audit or proceeding pending against, or to the Knowledge of CSWT, threatened against or affecting, CSWT or the Merger Sub or any of their respective assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION	2.09	INTERESTED PARTY TRANSACTIONS

CSWT is not indebted to any officer or director of CSWT, and no such person is indebted to CSWT.

SECTION	2.10	COMPLIANCE WITH APPLICABLE LAWS.

To the Knowledge of CSWT, the business of each of CSWT and the Merger Sub has not been, and is not being, conducted in violation of any Applicable Law.

SECTION	2.11	TAX RETURNS AND PAYMENT

CSWT has duly and timely filed all material Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due, or has corrected any late filing and paid any fees due in relation thereto. Except as disclosed in financial statements filed with the 10-KSB or other public filing with the SEC of CSWT, there is no material claim for Taxes that is a Lien against the property of CSWT other than Liens for Taxes not yet due and payable, none of which is material. CSWT has not received written notification of any audit of any Tax Return of CSWT being conducted or pending by a Tax authority, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by CSWT which is currently in effect, and CSWT is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the above referenced CSWT financial statements.

SECTION	2.12	SECURITY LISTING

CSWT is in material compliance with all requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all CSWT public filings required under the Exchange Act have been made. The common stock of CSWT is listed for quotation on the OTC Bulletin Board. To the Knowledge of CSWT, CSWT has not been threatened or is not subject to removal of its common stock from the OTC Bulletin Board.

SECTION	2.13	FINDERS’ FEES

CSWT has not incurred, nor will it incur, directly or indirectly, any material liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AWSG

AWSG hereby represents and warrants to CSWT and to Merger Sub, as of the date of this Agreement, as of the Closing Date, and as of the Effective Time (except as otherwise indicated), as follows:

SECTION	3.01	ORGANIZATION, STANDING AND POWER.

AWSG is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

SECTION	3.02	CAPITALIZATION.

There are 100,000,000 shares of AWSG capital stock authorized, consisting of 100,000,000 shares of common stock with $.00001 par value (the “AWSG Common Shares”). As of the date of this Agreement, and as of the Closing Date, there are 30,000 issued and outstanding AWSG Common Shares. No AWSG Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the purchase of AWSG Common Shares. No Person is entitled to any rights with respect to the conversion, exchange or delivery of the AWSG Common Shares. The AWSG Common Shares have been issued in compliance with Applicable Law.

SECTION	3.03	AUTHORITY FOR AGREEMENT.

The execution, delivery and performance of this Agreement by AWSG has been duly authorized by all necessary corporate and shareholder action, and this Agreement constitutes the valid and binding obligation of AWSG, enforceable against AWSG in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by AWSG will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, AWSG’s Certificate of Incorporation or Bylaws, in each case as amended, or in any material respect, any indenture, lease, loan agreement or other agreement instrument to which AWSG is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to AWSG.

SECTION	3.04	GOVERNMENTAL OR THIRD PARTY CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with AWSG, is required by or with respect to AWSG in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the DGCL.

SECTION	3.05	BUSINESS OPERATIONS AND LIABILITIES - AWSG.

AWSG has conducted no business operations other than the acquisition of ownership of the capital stock of CLSS. AWSG has no liabilities other than liabilities that were incurred in the ordinary course of business and that will not exceed $10,000 on the Closing Date.

SECTION	3.06	ORGANIZATION AND STANDING - CLSS.

CLSS is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China. CLSS has corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

SECTION	3.07	OWNERSHIP OF CLSS SHARES.

AWSG is the owner of one hundred percent (100%) of the registered capital stock of CLSS, free and clear of all Liens, encumbrances, and restrictions whatsoever. No Person has any right to acquire capital stock of CLSS, whether by tender of consideration or otherwise.

SECTION	3.08	CORPORATE RECORDS.

All of the books and records of each of AWSG and CLSS, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records, are up-to-date and complete, and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation. All reports, returns and statements currently required to be filed by either AWSG or CLSS with any government agency with respect to the business and operations of AWSG or CLSS have been filed or valid extensions have been obtained in accordance with normal procedures (and such extensions will be valid as of the Closing Date) and all governmental reporting requirements have been complied with.

SECTION	3.09	FINANCIAL STATEMENTS - CLSS

The financial statements of CLSS for the years ended December 31, 2006 and 2005 previously delivered to CSWT have been prepared in accordance with accounting principles generally accepted in the United States and fairly present the financial condition of CLSS at the date presented and the results of operations of CLSS for those two years.

SECTION	3.10	TAXES.

Each of AWSG and CLSS has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment of all Taxes as shown on such returns except for Taxes being contested in good faith. There is no material claim for Taxes that is a Lien against the property of AWSG or CLSS other than Liens for Taxes not yet due and payable. All Taxes due and owing by either AWSG or CLSS have been paid. Neither AWSG or CLSS is the beneficiary of any extension of time within which to file any tax return.

SECTION	3.11	PENDING ACTIONS.

There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting AWSG, CLSS, or against CLSS’s Officers or Directors that arose out of their operation of CLSS. Neither AWSG, CLSS, nor any of CLSS’s Officers or Directors are subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a material adverse effect on the business of CLSS or AWSG.

SECTION	3.12	INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS.

To the Knowledge of AWSG, CLSS has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business. CLSS has not received any written notice that the rights of any other person are violated by the use by CLSS of the intellectual property. None of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of any of the AWSG Shareholders, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

SECTION	3.13	COMPLIANCE WITH LAWS.

CLSS's operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations. CLSS is not in violation of any law, ordinance or regulation of the People’s Republic of China or of any other jurisdiction. CLSS holds all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities (collectively, "Permits") necessary or proper for the current use, occupancy or operation of its business, and all of the Permits are now in full force and effect.

SECTION	3.14	FINDERS’ FEES

Neither AWSG nor CLSS has incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

SECTION	4.01	COVENANTS OF AWSG

AWSG, for itself and on behalf of CLSS, covenants and agrees that, during the period from the date of this Agreement until the Closing Date, AWSG shall, except as otherwise disclosed in this Agreement and other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of CSWT:

(a)	shall not amend its Certificate of Incorporation or Bylaws;

(b)
shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(c)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)	shall not sell, transfer, or otherwise dispose of any material assets required for the operations of AWSG’s business, except in the ordinary course of business consistent with past practices;

(e)	shall not declare or pay any dividends on or make any distribution of any kind with respect to the AWSG Shares; and

(f)
shall use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to AWSG’s business, operations or assets where such violation would have a Material Adverse Effect on AWSG.

SECTION	4.02	COVENANTS OF CSWT

CSWT covenants and agrees that, during the period from the date of this Agreement until the Closing Date, CSWT shall not, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of AWSG:

(a)	shall not amend its Articles of Incorporation or Bylaws, except to create the Series A Convertible Shares as provided in Section 1.01;

(b)	shall not pay or agree to pay to any employee, officer or director compensation of any kind or amount;

(c)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)
shall not create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, Lien or other encumbrance on any of its material assets;

(e)	shall not make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

(f)	shall not declare or pay any dividends on or make any distribution of any kind with respect to CSWT;

(g)	shall not issue any additional shares of CSWT capital stock or take any action affecting the capitalization of CSWT or the CSWT Common or Preferred Shares; and

(h)	shall not grant any severance or termination pay to any director, officer or any other employees of CSWT.

SECTION	4.03	COVENANTS OF THE PARTIES

(a) Tax-free Reorganization. The Parties intend that the Merger qualify as a Tax-free “reorganization” under Sections 368(a) of the Code, as amended, and the Parties will take the position for all purposes that the Merger shall qualify as a reorganization under such Section. In addition, the Parties covenant and agree that they will not engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger to fail to qualify as a Tax-free “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Agreement;

(b) Announcement. Neither AWSG nor CSWT shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. Upon execution of this Agreement, CSWT shall issue a press release, after approval thereof by AWSG, and file a Current Report on Form 8-K reporting the execution of the Agreement.

(c) Notification of Certain Matters. AWSG shall give prompt written notice to CSWT, and CSWT shall give prompt written notice to AWSG, of:

(i) The occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

(ii) Any material failure of AWSG or any of the AWSG Shareholders on the one hand, or CSWT, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(d) Reasonable Best Efforts. Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

(i) The preparation and filing of all forms, registrations and notices required to be filed to consummate the Share Purchase and the Merger, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and
(ii) The satisfaction of the Party's conditions precedent to Closing.

(e) Access to Information

(i) Inspection by AWSG. CSWT will make available for inspection by AWSG, during normal business hours and in a manner so as not to interfere with normal business operations, all of CSWT’s records (including tax records), books of account, premises, contracts and all other documents in CSWT’s possession or control that are reasonably requested by AWSG to inspect and examine the business and affairs of CSWT. CSWT will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of AWSG concerning the business and affairs of CSWT. AWSG will treat and hold as confidential any information it receives from CSWT in the course of the reviews contemplated by this Section 4.03(e). No examination by AWSG will, however, constitute a waiver or relinquishment by AWSG of its rights to rely on CSWT’s covenants, representations and warranties made herein or pursuant hereto.

(ii) Inspection by CSWT. AWSG will, if requested, make available for inspection by CSWT, during normal business hours and in a manner so as not to interfere with normal business operations, all of AWSG’s records (including tax records), books of account, premises, contracts and all other documents in AWSG’s possession or control that are reasonably requested by CSWT to inspect and examine the business and affairs of AWSG and/or CLSS. AWSG will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of CSWT concerning the business and affairs of AWSG and CLSS. CSWT will treat and hold as confidential any information it receives from AWSG in the course of the reviews contemplated by this Section 4.03(e). No examination by CSWT will, however, constitute a waiver or relinquishment by CSWT of its rights to rely on AWSG’s covenants, representations and warranties made herein or pursuant hereto.

ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.01  CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS.

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both CSWT and AWSG:

(a) Consents, Approvals. The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the shareholders of AWSG in accordance with the applicable provisions of the DGCL and its bylaws.

(c) Absence of Certain Litigation. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(d) Operating Subsidiary Agreement. CSWT shall have entered into an Assignment and Assumption and Management Agreement (the “Operating Subsidiary Agreement”) in the form attached hereto as Schedule 5.01 (d)) with HXT Holdings, Inc. (the “Operating Sub”) and the individuals identified as “Managers” in the Operating Subsidiary Agreement regarding (i) the transfer to the Operating Sub of all of the assets and liabilities of CSWT, (ii) the management and operation of the Operating Sub following the Closing, (iii) the indemnification by the CSWT Principal Shareholder of CSWT and AWSG (and their respective officers, directors and shareholders) from and against all liabilities of the Operating Sub existing on the Closing Date or arising thereafter, and (iv) the distribution of the stock of the Operating Sub to the holders of CSWT common stock when the registration statement with respect to the common stock of the Operating Sub has become effective.

SECTION	5.02	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CSWT

The obligations of CSWT on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by CSWT:

(a) Consents and Approvals. AWSG shall have obtained all material consents, including any material consents and waivers by AWSG's lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)  Representations and Warranties. The representations and warranties by AWSG in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c) Performance. AWSG and CLSS shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d) Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to CSWT and its counsel, and CSWT and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e) Certificate of Good Standing. AWSG shall have delivered to CSWT a certificate as to the good standing of AWSG certified by the Secretary of State of the State of Delaware on or within five (5) business days prior to the Closing Date.

(f) Material Changes. Except as contemplated by this Agreement, since the date hereof, neither CLSS nor AWSG shall have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which CLSS or AWSG is a party which is reasonably likely to have a Material Adverse Effect on AWSG.

(g) SEC Filing. No less than one week prior to the Closing, AWSG shall have delivered to CSWT the financial statements, report of AWSG’s independent registered public accountant, and other information required for inclusion in the Current Report that CSWT will file with the SEC within four business days after the Closing.

(h) Stock Option Agreement. The Stock Option Agreement of even date herewith among Yuan Qing Li, Ling Chen, and Warner Technology and Investment Corp. shall have been executed and be in full force and effect, and the Option Purchase Price thereunder shall be tendered to the Sellers thereunder simultaneous with the Closing hereunder.

SECTION	5.03	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF AWSG

The obligations of AWSG on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by AWSG:

(a)  Consents And Approvals. CSWT and the Merger Sub shall have obtained all material consents, including any material consents and waivers of its respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)  Representations And Warranties. The representations and warranties by CSWT and Merger Sub in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)  Performance. CSWT and Merger Sub shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

(d)  Proceedings And Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to AWSG and its counsel, and AWSG and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)  Certificates of Good Standing. CSWT shall have delivered to AWSG certificates as to its and the Merger Sub’s good standing in the State of Delaware, in each case certified by the Secretary of State not more than five (5) business days prior to the Closing Date.

(f)  Material Changes. Except as contemplated by this Agreement, since the date hereof, neither CSWT nor the Merger Sub shall have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which CSWT or the Merger Sub is a party which is reasonably likely to have a Material Adverse Effect on CSWT or the Merger Sub.

(g)  Status of CSWT. At the Effective Time of the Merger, CSWT (i) shall be in material compliance with all requirements of the Exchange Act, and shall be current in all of its reports required to be filed under the Exchange Act, (ii) shall not have been threatened or subject to delisting from the OTC Bulletin Board, and (iii) shall have 21,502,568 CSWT Common Shares outstanding, and there shall be no preferred stock outstanding nor, except as provided hereunder or in the Operating Subsidiary Agreement, any options, warrants or rights to acquire capital stock of CSWT whether for additional consideration or on conversion.

(h)  Certificate of Designations. The Board of Directors of CSWT shall have filed in the Office of the Secretary of State of the State of Delaware a Certification of Designations of the Series A Convertible Shares in the form of Schedule 1.01(a) hereto.

(i)  CSWT Board of Directors. At the Effective Time of the Merger or in accordance with applicable law, all of the officers and members of the board of directors of CSWT shall tender their resignations as officers and directors of CSWT, and the vacancies created on the CSWT board of directors shall be filled by persons designated by the Board of Directors of AWSG.

(j) Information Statement. No less than ten days prior to the Closing, CSWT shall have filed with the SEC and mailed to its shareholders of record an information statement containing the information required by SEC Rule 14f-1, which shall be provided by AWSG.

(k) Stock Option Agreement. The Stock Option Agreement of even date herewith among Yuan Qing Li, Ling Chen and Warner Technology and Investment Corp. shall have been executed and be in full force and effect, and certificates for the Option Shares thereunder shall be delivered to the Escrow Agent thereunder with appropriate endorsements simultaneous with the Closing hereunder.

ARTICLE VI
TERMINATION

SECTION	6.01	TERMINATION.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

(a) The mutual written consent of the Boards of Directors of CSWT and AWSG;

(b) Either CSWT, on the one hand, or AWSG, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Merger or the issuance of the Series A Convertible Shares as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(c) CSWT, if AWSG shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by CSWT to AWSG;

(d) AWSG, if CSWT or the Merger Sub shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by AWSG to CSWT; or

(e) Without any action on the part of the Parties if required by Applicable Law or if the Closing shall not be consummated by July 31, 2007, unless extended by written agreement of CSWT and AWSG.

SECTION	6.02	EFFECT OF TERMINATION.

If this Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of CSWT or AWSG, provided, however, that (a) the provisions of Articles VII and VIII hereof shall survive the termination of this Agreement; (b) nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement; and (c) termination shall not affect accrued rights or liabilities of any Party at the time of such termination.

ARTICLE VII
CONFIDENTIALITY

SECTION	7.01	CONFIDENTIALITY

CSWT, on the one hand, and AWSG, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 4.03(e) hereof (except for any information disclosed to the public pursuant to a press release authorized by the Parties); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

ARTICLE VIII
INDEMNIFICATION

SECTION	8.01	INDEMNIFICATION BY CSWT

CSWT shall indemnify, defend and hold harmless each of AWSG, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of AWSG, any subsidiary or affiliate thereof or an employee of AWSG, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “AWSG Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by CSWT or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or grossly negligent act, omission or conduct of any officer, director or agent of CSWT or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing. Any AWSG Indemnified Party wishing to claim indemnification under this Section 8.01, upon learning of any such claim, action, suit, proceeding or investigation, shall notify CSWT in writing, but the failure to so notify shall not relieve CSWT from any liability that it may have under this Section 8.01, except to the extent that such failure would materially prejudice CSWT.

SECTION	8.02	INDEMNIFICATION BY AWSG

AWSG shall indemnify, defend and hold harmless each of CSWT, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of CSWT, any subsidiary or affiliate thereof or an employee of CSWT, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “CSWT Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by AWSG, any subsidiary or affiliate thereof or any AWSG Shareholder, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or negligent act, omission or conduct of any officer, director or agent of AWSG or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing. Any CSWT Indemnified Party wishing to claim indemnification under this Section 8.02, upon learning of any such claim, action, suit, proceeding or investigation, shall notify AWSG in writing, but the failure to so notify shall not relieve AWSG from any liability that it may have under this Section 8.02, except to the extent that such failure would materially prejudice AWSG.

SECTION	8.03	INDEMNIFICATION OF EXCHANGE AGENT

CSWT and AWSG (for the purposes of this Section 8.03, the “Indemnitors”) agree to indemnify the Exchange Agent and his employees and agents (collectively, the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees, or any of them, may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees, or any one of them, arising out of or relating in any way to the Exchange Agent’s service in such capacity, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of any of the Indemnitees.

ARTICLE IX
MISCELLANEOUS

SECTION	9.01	EXPENSES

Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION	9.02	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

SECTION	9.03	NOTICES.

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a) If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

(b) If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c)	If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to AWSG, to:

American Wenshen Steel Group, Inc.
c/o American Union Securities, Inc.
Attn.: Peter D. Zhou
100 Wall Street, 15th Floor
New York, NY 10005
Telephone: 212-232-0120 X 228
Facsimile: 212-785-5867

with a copy (which shall not constitute notice) to:

Robert Brantl, Esq.
52 Mulligan Lane
Irvington, NY 10533
Telephone: 914-693-3026
Facsimile: 914-693-1807

If to CSWT, to:

Mr. Yuan Qing Li
China Software Technology Group Co., Ltd.
Skyworth Building, No. 5, Floor 6, Block A
Hi-Tech Industrial Park, Nanshan District
Shenzhen, P.R. China 518057
Telephone: 380-228-7356
Facsimile: 755-8282-1141

with a copy (which shall not constitute notice) to:

Darren Ocasio, Esq.
600 Madison Avenue, 14th Floor
New York, NY 10022
   Telephone: 212-371-8008
Facsimile: 212-688-7273

Each Party may change its address by written notice in accordance with this Section.

SECTION	9.04	ENTIRE AGREEMENT.

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter including the Letter of Intent made by AWSG and CSWT dated January 26, 2007.

SECTION	9.05	ASSIGNMENT.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that in no event may the right to indemnification provided by Article VIII hereto be assigned by any of the Parties, with or without consent, except by operation of law. Subject to the immediately foregoing sentence of this Section 9.05, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs and representatives.

SECTION	9.06	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION	9.07	NO THIRD PARTY BENEFICIARIES.

Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION	9.08	RULES OF CONSTRUCTION.

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

CHINA SOFTWARE TECHNOLOGY GROUP CO., LTD.

By:  /s/ Yuan Qing Li
Name:	Yuan Qing Li
Title:	Chief Executive Officer

AWSG ACQUISITION CORP.

By:  /s/ Yuan Qing Li
Name:	Yuan Qing Li
Title:	Chief Executive Officer

AMERICAN WENSHEN STEEL GROUP, INC.

By:  /s/ Huakang Zhou
Name:	Dr. Huakang Zhou
Title:	President